Exhibit 99.1

China America Holdings Reports Financial Results for the Third Quarter and First Nine Months of 2011 Ended September 30, 2011

ZHUCHENG, CHINA--(Marketwire -11/16/11)- China America Holdings, Inc. (OTC.BB: CAAH.OB - News), a holding company operating in China through its wholly owned subsidiary, Ziyang Ceramic Co., Ltd., announced today its financial results for the third quarter and first nine months of 2011.

•	Revenue Reaches $12 Million in 3rd Quarter of 2011, Up 38.7% from the $8.7 Million Recorded in the 3rd Quarter of 2010
•	Operating Income Climbs to $3.7 Million, Up 36.5% from the $2.7 Million Recorded in the 3rd Quarter of 2010
•	Net Income for the 3rd Quarter of 2011 reaches $3.1 Million, Up 42.3% from Net Income of $2.2 Million in the 3rd Quarter of 2010

Financial Highlights

Net revenues reached $12.0 million in the third quarter of 2011, up 38.7% from net revenues of $8.7 million recorded in the third quarter of 2010 and 21.2% from the second quarter of 2011. Net revenues for the first nine months of 2011 climbed to $29.4 million, up 28.3% from $22.9 million recorded in the same period in 2010. The increase in revenue was driven by a shift in sales mix toward our higher priced premium polycrystalline porcelain floor tiles in 2011 as compared greater unit volume of our lower priced porcelain floor tiles in 2010. The premium polycrystalline floor tile series, launched in the fourth quarter of 2010, is priced approximately 50% higher than our patterned polished porcelain floor tiles. Revenue in the third quarter of 2011 was also boosted by sales of our newest product series, interior porcelain wall tiles, which we launched in August of 2011. Gross profit in the third quarter of 2011 reached $4.4 million, up 39.8% from gross profit of $3.2 million in the third quarter of 2010. For the first nine months of 2011, gross profit climbed to $10.6 million, up 25.7% from $8.4 million recorded in the same period in 2010. Gross profit margins for the third quarter were 37% and 36% for the first nine months of 2011, and were consistent with the comparable 2010 periods. Our gross profit margins thus far in 2011 remained flat due to higher margins from sales of our polycrystalline floor tile series being offset by increases in cost of sales due primarily to increases in costs for raw materials, wages and benefits for manufacturing employees, and fuel.

Total operating expenses for the third quarter of 2011 were $774,000, up 58% from $491,000 in the third quarter of 2010. For the first nine months of 2011, total operating expenses were $1.9 million, up 45% from the same period in 2010. Operating expenses as a percentage of sales revenue remained stable at approximately 6.4% for the quarter and 6.5% for the first nine months of 2011, up from 5.7% in the comparable 2010 periods. The increase in operating expenses thus far in 2011 was primarily due to salary increases for sales and administrative employees, higher cost of welfare benefit programs due to higher inflation, as well as increases in research and development, and travel expenses related to the launch of our new interior porcelain wall tiles in the third quarter of 2011.

Net income for the third quarter of 2011 was $3.1 million, up 42% from $2.2 million in the same period in 2010. Earnings per basic and diluted share were $0.01 in the third quarter of 2011 compared to $0.01 in the first quarter of 2010. For the first nine months of 2011 net income increased by 25% to $7.1 million with earnings per basic and diluted share of $0.02, compared to net income of $5.7 million with earnings per basic and diluted of $0.02.

Balance Sheet

At September 30, 2011, cash was $5.8 million, up 20.6% from $4.9 million at December 31, 2010. At September 30, 2011 total shareholder equity increased to $17.9 million, up 34.3% compared to shareholder equity of $13.3 million at December 31, 2010.

Commenting on the third quarter, Mr. Lingbo Chi, CEO of China America Holdings, stated, "We are very pleased with the significant increase in our financial performance in the third quarter of 2011. Our higher end tiles have been well received in the marketplace and we are excited by the early sales results from our launch of interior wall tiles in the third quarter of 2011. We expect to see a progressive ramp up in sales from this new product line in the coming quarters. We intend to step up our marketing efforts for our higher end tiles we plan to brand to cater to more affluent consumers. We expect these efforts to drive our sales growth for the remainder of 2011 and beyond. We will also work diligently to control costs where possible to help us to continue on a track to deliver strong bottom line performance for the foreseeable future."

About China America Holdings, Inc.

China America Holdings, Inc. is a holding company which owns 100% stake in Ziyang Ceramics Co., Ltd. based in Zhucheng city of Shandong Province in China. Ziyang Ceramics Co., Ltd. manufactures porcelain tiles used for interior residential and commercial flooring and sells through a distribution network of more than 150 distributors across 10 provinces concentrating on major second and third tier cities located primarily in Eastern and Central China. For more information about Ziyang Ceramics visit www.ziyangcorp.com.

CHINA AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	September 30,	December 31,
	2011	2010
	Unaudited
ASSETS

CURRENT ASSETS:
Cash	$5,849,559	$4,851,436
Notes receivable	1,728,340	-
Loan receivable	3,130,625	3,085,393
Accounts receivable	348,750	455,004
Inventories, net	3,095,687	2,550,636
Prepaid expenses and other current assets	206,476	56,854
Total Current Assets	14,359,437	10,999,323

LONG TERM ASSETS:
Restricted cash	-	544,481
Property, plant and equipment, net	16,308,187	10,536,945
Intangible assets, net	2,800,046	2,760,746
Other long term assets	136,332	172,864
Total Assets	$33,604,002	$25,014,359

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Loans payable-short term	$7,435,235	$8,091,594
Notes payable	-	544,481
Notes payable - related party	1,007,420	-
Accounts payable and accrued expenses	2,114,313	1,480,395
Advance from customers	163,783	255,448
Due to related party	564,399	-
Dividend payable	1,565,313	-
Taxes payable	763,418	357,874
Derivative liability	33,851	-
Other payables	1,851,444	753,002
Total Current Liabilities	15,499,176	11,482,794

LONG-TERM LIABILITIES:
Loans payable-long term	234,797	226,867
Total Liabilities	15,733,973	11,709,661

SHAREHOLDERS' EQUITY:
Common stock ($0.001 par value, 500,000,000 shares authorized; 436,724,592 shares and 236,013,800 shares outstanding at September 30, 2011 and December 31, 2010, respectively.)	436,725	236,014
Additional paid-in capital	6,884,879	7,058,783
Retained earnings	9,586,115	5,540,770
Other comprehensive income	962,310	469,131
Total Shareholders' Equity	17,870,029	13,304,698
Total Liabilities and Shareholders' Equity	$33,604,002	$25,014,359

CHINA AMERICA HOLDNGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net revenues	$12,024,707	$8,668,737	$29,372,914	$22,894,363
Cost of sales	7,577,946	5,487,324	18,799,532	14,484,474
Gross profit	4,446,761	3,181,413	10,573,382	8,409,889

Operating expenses:
Selling expenses	54,503	44,712	148,956	109,385
General and administrative	719,532	445,885	1,761,306	1,206,872
Total operating expenses	774,035	490,597	1,910,262	1,316,257

Operating income	3,672,726	2,690,816	8,663,120	7,093,632

Other income (expenses):
Other income (expenses)	(320)	(8)	(48,011)	(683)
Interest income	101,544	5,991	301,204	16,447
Interest expense	(167,803)	(105,752)	(437,929)	(274,657)
Interest expense - related party	(10,074)	-	(10,074)	-
Gain (Loss) from change in fair value of derivative liability	111,551	-	111,551	-
Total other income (expenses)	34,898	(99,769)	(83,259)	(258,893)

Income before income taxes	3,707,624	2,591,047	8,579,861	6,834,739

Income taxes	607,825	412,021	1,485,243	1,181,456

Net income	3,099,799	2,179,026	7,094,618	5,653,283

Foreign currency translation gain	176,975	106,966	493,179	192,363

Comprehensive income	$3,276,774	$2,285,992	$7,587,797	$5,845,646

Basic and diluted income per common share	$0.01	$0.01	$0.02	$0.02

Weighted common shares outstanding- basic and diluted	436,724,592	236,013,800	304,387,806	236,013,800

Safe Harbor Statement

China America Holdings, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding revenues, margins, net income and earnings, and demand for recently launched products.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended September 30, 2010 and in our Current Report on Form 8-K/A (Amendment No. 3) as filed with the SEC on October 26, 2011.

Contact:

China America Holdings, Inc.
Lillian Wong
U.S. Representative
954-363-7333 ext. 317